Progress Energy, Inc.
Form U5S
Fiscal Year 2004

Exhibit E – Hurricane Loan Program

Pursuant to Rule 48(b) [17 CFR §250.48(b)], authorized executive officers of three system companies adopted the Hurricane Loan Program personnel policy described in the attached document to provide loans to company employees in 2004. The system companies that provided loans and acquired evidence of indebtedness from employees under Rule 48(b) are Progress Energy Carolinas, Inc., Progress Energy Florida, Inc., and Progress Energy Service Company, LLC.

Exhibit E

HURRICANE LOAN PROGRAM

DESCRIPTION

Objective

o	The Hurricane Loan Program was established to provide financial assistance to employees of Progress Energy and its subsidiaries whose primary residence was damaged by a hurricane. Progress Energy will lend eligible individuals up to $25,000 (up to $50,000 in the case of hardship) with 0% interest and no payments for the first six months, and 4% interest per year for the duration of the loan.

Eligibility

o	Regular full-time and regular part-time employees of Progress Energy or its subsidiaries whose primary residence, located in Florida, North Carolina or South Carolina, was damaged by a hurricane.

Coverage

o	The loan may be used to cover insured/uninsured damages to the employee’s primary residence, which includes detached garage(s) and utility building(s) located on same property as the primary residence.

o	The loan may not be used to cover the removal of trees that did not damage the primary residence. Proof of damages including an independent estimate for repair is required.

o	Proof of damages including an independent estimate for repair is required.

o	Loan amounts of $10,000 and greater must be secured by the primary resident.

Application

o	Requests for Loan Applications must be made via the Employee Service Center at 770-5705 or (800) 546-5705.

o	Employee applications must be made via a Loan Application & Agreement Form and submitted to the employee’s appropriate Department Head between August 18, 2004 and November 1, 2004.

o	At the time of application, employees must select a repayment schedule, sign the Loan Application & Agreement Form, and return the Loan Application & Agreement Form no later than November 1, 2004.

o	Substantiating information (i.e., damage estimates) is required for loan approval. The Department Head may require additional information.

Approval Authority

o	Department Heads will approve loans up to $25,000 for employees in their department.

o	Group Executives will approve loans greater than $25,000 (for hardship cases) for employees in their group.

Terms and Conditions

o	Employees may have only one loan under this Program and the amount may not exceed actual expenses for damages to the primary residence caused by a hurricane.

o	Up to $25,000 may be borrowed (up to $50,000 in hardship cases) with 0% interest and no payments for the first six months and 4% interest per annum for the term of the loan.

o	The loan can be paid back in a lump sum during the initial six months (interest free) or in monthly installments up to thirty-six months (up to 60 months if $10,000 or greater) at 4% interest per year.

o	Subject to statutory limitations, Progress Energy reserves the right to collect a 1% late fee per month for all past due loan payments.

o	If the employee leaves the company for any reason other than retirement before the balance is paid, all unpaid principal plus unpaid but accrued interest is due immediately upon termination and the company expressly reserves all rights and remedies of collection against the employee. If the employee dies, the loan may, at the option of the company, be due immediately.

Tax Implications

o	The amount of interest the employee saves with Progress Energy’s specified interest rates compared to the applicable Federal rate (determined by the Internal Revenue Service) will be imputed to the employee’s income only if the total of all the employee’s Progress Energy loans (including Appliance, Heat Pump, Relocation, and Hurricane Loan) exceeds $10,000. For such cases, the imputed income will be calculated by the Tax Unit and added to the employee’s W-2 at year-end. If imputed income is added to the employee’s Form W-2, it will be grossed up for any tax consequences so that the employee should not owe additional tax related to the loan. For questions regarding the tax consequences, employees should contact the Employee Service Center at 770-5705 or (800) 546-5705.

Loan Repayment Examples

o	Approximate payback amount per Progress Energy monthly electricity billing cycle per $100 borrowed.

	12	24	MONTHS 36	48	60
Amount of monthly payment per $100 borrowed.	$8.51	$4.34	$2.95	$2.26	$1.84

Examples:                                                                                                                                                      MONTHS

Loan Amount	12	24	36	48	60
$1,000 $5,000 $10,000 $15,000 $20,000 $25,000 $50,000	$85.15 $425.75 $851.50 $1277.25 $1703.00 $2128.75 $4257.50	$43.42 $217.12 $434.25 $651.37 $868.50 $1085.62 $2171.25	$29.52 $147.62 $295.24 $442.86 $590.48 $738.10 $1476.20	$225.79 $338.69 $451.58 $564.48 $1128.95	$184.17 $276.25 $368.33 $460.41 $920.83